Exhibit 99.1

CoTherix, Inc. Mr. Donald Santel CEO 5000 Shoreline Court Suite 101 South San Francisco, California 94080 U.S.A.	Schering AG

	E:
	T: +49.30.468-	15431
	+49.30.468-	11 11
	F: +49.30.468-	14086

Your Ref.	Your letter dated	Our Ref. (please indicate when replying)	Date
		RA/UK/Cie (4b1412_2)	2004-12-14

Amendment # 2 to Development and License Agreement

Dear Don,

We refer to the Development and License Agreement by and between CoTherix, Inc., South San Francisco, California (hereinafter "CoTherix" - formerly called 'Exhale Therapeutics, Inc.') and Schering dated October 2, 2003 as amended by Amendment # 1 dated November 4/22, 2004 (hereinafter the "Agreement").

It is set forth in Section 7.2 of the Agreement that, no later than thirty (30) Business Days from Regulatory Approval of the Product in the Field by the Health Regulatory Authority, CoTherix shall pay to Schering a milestone in the amount of USD 9 Mio. (the "Approval Milestone"). CoTherix has recently requested that the payment of this Approval Milestone be deferred by a period of six (6) months. Accordingly, we would be willing to accept a one time deferral of this payment of six (6) months to the effect that the Approval Milestone shall be payable within six (6) months and thirty (30) Business Days from the date of Regulatory Approval of the Product in the Field by the Health Regulatory Authority; such deferral, however, being contingent upon the following conditions:

  Payment of the Approval Milestone must be made in the year 2005 in the event that Regulatory Approval of the Product in the Field by the Health Regulatory Authority occurs in the year 2004 or 2005; however, in no event will the approval milestone be payable prior to thirty (30) business days following Regulatory Approval; and

  The Approval Milestone shall be increased to the amount of USD 9 Mio. plus 10% annualized simple interest calculated on the principal of 9 Mio. for the duration of the deferral; and

  CoTherix shall at no cost provide to Schering and grant to Schering an exclusive, sub-licensable license to use outside the Territory any and all data (excluding, for the avoidance of doubt, inventions or patent rights) which are generated by the contract research organization Magellan concerning the nebulizers HaloLite, ProDose and iNeb outside the Territory; and

  Should Regulatory Approval have occurred and CoTherix's cash position goes below USD 10 Mio., the six (6)-months deferral shall be waived and the Approval Milestone shall be due upon the later of thirty (30) Business Days from the date of such Regulatory Approval or the date that is ten (10) Business Days after the date upon which CoTherix's cash position goes below USD 10 Mio.

Unless indicated otherwise, all capitalized terms as used in this Amendment # 2 to the Agreement shall have the meaning as set forth in the Agreement.

In all other respects, the terms of the Agreement will remain unchanged.

If you agree to this amendment, please countersign, date and return to us the attached duplicate of this letter.

Sincerely yours
Schering Aktiengesellschaft

/s/ Dr. Klaus Menken /s/ Dr. Bernhard Firtz-Zieroth
Dr. Klaus Menken Dr. Bernhard Fritz-Zieroth

December 16, 2004

Accepted and agreed by

CoTherix, Inc.

/s/ Donald J. Santel Donald J. Santel

Chief Executive Officer

Date: 29 December, 2004